Exhibit 99.1

News Release

Release: Immediate	Contact:	Ronda J. Williams
312-706-3232

Oil-Dri Announces Price Increases for Floor Absorbent Products

CHICAGO - December 6, 2007 - Oil-Dri Corporation of America (NYSE: ODC) today announced price increases for Oil-Dri clay floor absorbents effective January 1, 2008.

The increase affects all customers or as current contracts allow. Oil-Dri has worked hard to improve its productivity and processing efficiencies in an effort to maintain cost competitive products and services. Unfortunately, these efforts have only partially offset the rising external costs that we have incurred.

Dan Jaffee, President and CEO said, “In this very cost conscious environment, we truly appreciate our customers’ loyalty to our brand and understanding of the outside forces that have put pressure on our cost of goods sold.”

###

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, animal health and nutrition, industrial and automotive markets, and the world’s largest manufacturer of cat litter.

This release contains certain forward-looking statements regarding the company’s expected performance for future periods, and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties which include, but are not limited to, intense competition from much larger organizations in the consumer market; the level of success in implementation of price increases and surcharges; increasing acceptance of genetically modified and treated seed and other changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, volatility in the price and availability of natural gas, fuel oil and other energy sources, and other factors detailed from time to time in the company’s annual report and other reports filed with the Securities and Exchange Commission.